Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of November 2, 2016 (the “Execution Date”), is made and entered into by and among E. Scott Beattie (“Beattie”), and Revlon Consumer Products Corporation (“RCPC”) and Revlon, Inc. (“Revlon” and collectively with RCPC and its subsidiaries, including, without limitation, Elizabeth Arden, Inc. (“Elizabeth Arden”), the “Company”).
WHEREAS, Beattie was previously employed by Elizabeth Arden as its President and Chief Executive Officer, and his employment with Elizabeth Arden terminated on the Execution Date;
WHEREAS, on September 7th, 2016, Revlon acquired Elizabeth Arden (the “Acquisition”); and
WHEREAS, as consideration for the Company providing Beattie with the compensation described herein, Beattie agrees to provide advisory services to the Company as set forth in this Agreement.
NOW THEREFORE, in consideration of the covenants and obligations set forth herein, Beattie and the Company hereby agree as follows:
1.ADVISORY SERVICES. Beattie agrees to the following:

a.
During the Advisory Period (as defined below), Beattie shall serve as non-employee senior advisor (“Senior Advisor”) to Fabian Garcia, the Company’s President and Chief Executive Officer, or his successor (the “CEO”), reporting directly to the CEO. In his role as Senior Advisor, Beattie shall provide advice, assistance and cooperation to the Company if, as, when and to the extent requested by the CEO. Beattie’s services to the CEO shall include, without limitation, the following: (i) sharing with the CEO Beattie’s expertise, experience, knowledge of and insight with respect to Elizabeth Arden’s business and the beauty and fragrance industry in general; (ii) assisting the CEO in the procurement of new fragrances; (iii) working with the CEO to sustain key customer and other key stakeholder relations; (iv) assisting the CEO in the Company’s integration process in connection with the Acquisition (including assisting in the retention of key talent); and (v) representing the Company in industry forums, as agreed with and determined by the CEO (any and all of the foregoing, the “Advisory Services”). Beattie shall provide the Advisory Services to, and at the direction of, the CEO. Beattie shall be permitted to perform the Advisory Services from New York City or the State of Florida at any given time during the Advisory Period, and shall make best efforts to attend all in-person meetings of Revlon’s Board of Directors (the “Board”). In no event shall the Advisory Services exceed

Exhibit 10.1

a number of hours per month that would result in Beattie providing greater than 20% of the average number of hours Beattie was providing bona fide services to the Company in the 36-month period prior to the Execution Date.

b.
Beattie acknowledges and agrees that, unless expressly authorized by the CEO or the Board, or in connection with his services as a member of the Board in accordance with his fiduciary duties, he is not authorized to speak publicly, or to issue any other form of communication or disclosure to the public, on behalf of the Company, to enter into agreements on behalf of the Company or to otherwise bind the Company.

c.
Advisory Services Pay. In consideration of Beattie’s agreement to provide the Advisory Services and his actually providing the Advisory Services as, when and to the extent requested by the CEO, the Company agrees to pay Beattie during the Advisory Period (and as provided in Section 1(f), if applicable)) a fee at a rate of five-hundred thousand U.S. dollars ($500,000) per annum (the “Advisory Services Pay”), which will be payable in equal installments on a monthly basis starting on November 15, 2016, and on the 15th of every month thereafter during the applicable period (each such date, a “Regular Payment Date”). Beattie hereby acknowledges that the Advisory Services Pay shall be inclusive of, and in lieu of, any cash compensation he is or was otherwise entitled to receive for his service as a member of the Board.

d.
Business Expenses. The Company shall promptly reimburse Beattie for reasonable and necessary expenses actually incurred by Beattie in connection with the business and affairs of the Company and the performance of Beattie’s duties hereunder, subject to and in accordance with the Revlon Travel and Entertainment Policy, as in effect from time to time.

e.
Restricted Stock Unit Grant. As soon as reasonably practicable following the Effective Date (as defined below), Revlon will grant to Beattie a number of restricted stock units equal to $3 million divided by the NYSE closing price of Revlon Class A Common Stock on the Effective Date (the “RSU Grant”) pursuant to the restricted stock unit agreement evidencing the RSU Grant that is consistent with the terms of this Agreement, substantially in the form attached hereto as Exhibit A (the “RSU Agreement”). The RSU Grant will vest ratably on each of the first three anniversaries of the Effective Date (the “Original Vesting Schedule”), so long as Beattie (i) continues to provide Advisory Services, to the extent requested by the CEO; and (ii) has not committed a material breach of Sections 4, 5, 6 or 7 of this Agreement (such sections collectively, the “Restrictive Covenants”) following written notice by the

Exhibit 10.1

Board or the CEO (setting forth in reasonable detail the act(s) alleged to constitute such breach) and, to the extent curable, has been given 15 days to cure such breach (a “Restrictive Covenant Breach”), through each applicable vesting date.

(i)
If the Advisory Period is terminated pursuant to subsections (ii) or (iii) of Section 1(f) of this Agreement, Beattie will continue to vest in the RSU Grant in accordance with the Original Vesting Schedule, so long as Beattie has not committed a Restrictive Covenant Breach.

(ii)	Upon a “Change of Control” (as defined in the RSU Agreement), the unvested portion of the RSU Grant shall fully vest upon the consummation date of such Change of Control.

(iii)
In the event that Beattie commits a Restrictive Covenant Breach, Beattie shall pay to the Company the value of any RSU Grant which vested during the 12-month period prior to such breach first occurring, in cash, within 10 days of the Company’s delivery of notice of such breach, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due to Beattie.

(iv)	Except as expressly set forth herein, the RSU Grant shall be governed by the terms and conditions of the RSU Agreement.

f.	The “Advisory Period” shall begin on the day following the Execution Date (the “Effective Date”) and shall continue until the earliest to occur of:

(i)	the third anniversary of the Effective Date (such three-year period from the Effective Date, the “Complete Term”);

(ii)
the date on which the Board and/or the CEO notifies Beattie that it no longer requires Beattie’s provision of the Advisory Services for any reason other than for Cause (as defined below), or the date of Beattie’s death or permanent and total disability;

(iii)	the date on which Beattie terminates the Advisory Period as a result of the Company’s failure to nominate him to the Board (other than in connection with the existence of Cause);

(iv)	the date on which Beattie notifies the Board and/or the CEO that he no longer wishes to provide the Advisory Services for any or no reason; or

(v)	the date on which Beattie is terminated by the Company as a result of his commission of any of the following act(s): (A) the willful material

Exhibit 10.1

failure by Beattie to provide or perform the Advisory Services; (B) Beattie’s commission of any felony or any crime involving moral turpitude; or (C) a Restrictive Covenant Breach (any such event under clause (A), (B) or (C), “Cause”). The Board or the CEO shall provide written notice of the same to Beattie (setting forth in reasonable detail the act(s) alleged to constitute Cause), who shall then have 15 days to cure such event of Cause, if and to the extent any occurrence of Cause is determined by the Board in good faith to be capable of cure.
In order to terminate the Advisory Period pursuant to subsection (ii), (iii) or (iv) above, the Company or Beattie, as applicable, must provide the other with at least 15 days’ prior written notice.
In the event the Advisory Period terminates pursuant to subsection (ii) or (iii) of Section 1(f), and subject to Beattie’s execution of a Release (as defined below), which Release shall become effective and irrevocable within 60 days of the Advisory Period being so terminated (the date such Release actually becomes effective and irrevocable, the “Release Effective Date”), Beattie shall continue to receive the Advisory Services Pay for a period beginning on the Regular Payment Date following the Release Effective Date through the end of the Complete Term; provided that the first such payment shall include any amounts that would have otherwise been paid during the period from the date the Advisory Period terminates through such first payment date. Where the maximum period of 60 days for the Release to become effective and irrevocable spans two taxable years, the Release Effective Date shall be no earlier than the first business day of the second taxable year, subject to any further delays (if applicable) required pursuant to Section 9 of this Agreement. For purposes of this Agreement, the term “Release” shall mean a form of general release in favor of the Company and its affiliates substantially similar to the “General Release” included in the Separation and Release Agreement entered into between the parties on November 2, 2016 (the “Separation Agreement”).
For the avoidance of doubt, upon the conclusion of the Advisory Period for any reason other than pursuant to subsection (ii) or (iii) of this Section 1(f), the Advisory Services Pay shall cease, subject to Section 5 of this Agreement.
2.    SERVICE ON BOARD OF DIRECTORS/OTHER RESIGNATIONS. During the Advisory Period, Beattie shall serve as non-executive Vice Chairman of the Board at the discretion of, and subject to approval by, the Board, and as long as so elected by the Company’s shareholders. As of the Effective Date, Beattie shall be covered (solely with respect to his role and position as a member of the Board) by the Company’s directors

Exhibit 10.1

and officers insurance policy, as in effect from time. By signing this Agreement, Beattie represents that, prior to or as of the Execution Date, he has resigned from all other positions that he holds as a director, officer or otherwise with Elizabeth Arden, subject to the terms of the Separation Agreement, and agrees to promptly provide any documentation memorializing such actions as may be requested by the Board. Beattie may continue to serve as a member of the executive committee of the board of directors of the Personal Care Products Council (f/k/a the Cosmetic, Toiletry & Fragrance Association) on behalf of the Company, and may continue to serve as a member of the board of directors of Red Door Spa, in each case, provided that the Board in its sole discretion has not requested that Beattie cease to perform such service.
3.    COOPERATION. Beattie agrees, without limitation as to time, to provide his attendance and truthful testimony where deemed appropriate by the Board, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims with respect to any matters about which Beattie has knowledge by virtue of providing the Advisory Services, by virtue of serving as a member of the Board or by virtue of his prior services to Elizabeth Arden. Such assistance and cooperation shall be provided by Beattie without fee or charge, other than the Company’s reimbursement of reasonable travel expenses. Assistance shall be given at locations and times mutually agreed upon by Beattie and the Company, except with respect to mandated court appearances for which Beattie will make himself available upon reasonable notice.
4.    CONFIDENTIAL INFORMATION.     Unless the Board or CEO consents or directs Beattie in writing, he will not at any time during or after his service with the Company, use any Confidential Information (as defined in this Section 4) for his own benefit or disclose any Confidential Information to anyone outside the Company or to any employee or consultant of the Company not also having authorized access to and a legitimate need to know such Confidential Information, nor shall he direct anyone else to do so. In the event Beattie is requested or required to make disclosure of any Confidential Information under any court order, subpoena or other judicial process, he will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to take control with counsel of its choice in any proceeding relating to the compulsory disclosure. For purposes of this Agreement, “Confidential Information” means any information, including without limitation, any financial information, projections, forecasts, business plans, synergy and/or cost reduction plans and related actions, mergers and acquisitions and divestitures, research and development projects, advertising, marketing and/or promotional plans, new business development projects, status of any contracts or contractual negotiations, formula, pattern, drawing, compilation, program, device, method, technique, computer security information, process, cost data, customer or supplier list or product or related information, directly or indirectly related to the past, present or anticipated business affairs of the Company or its affiliates, that derives value, actual or potential, from not being generally known to the public or to other persons who can obtain value from its disclosure or use, and any information regarding personal matters of any directors, officers or employees, or their respective family members, disclosed to Beattie or known to him through or in the course of his service with

Exhibit 10.1

the Company or its affiliates, directly or indirectly relating to the past, present or anticipated business affairs of the Company or its affiliates. Beattie understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made (i) in confidence to a federal, state or local government official, or to his attorney, either directly or indirectly; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a law suit or other proceeding. The restrictions set forth in this Section 4 are in addition to, and concurrent with, any confidentiality or similar restrictions, agreements or covenants by which Beattie is otherwise bound.
5.    NON-COMPETITION. During the Restricted Period (as defined in this Section 5), Beattie shall not have any direct or indirect interest (whether as a director, officer, stockholder, partner, proprietor, associate, employee, consultant, owner, agent or independent contractor) in any Restricted Entity (as defined in this Section 5), or engage in any other activity or relationship which would be contrary to the Company's conflict of interest policy as set forth in the Revlon Code of Conduct and Business Ethics, as in effect from time to time. This prohibition does not apply to solely owning, directly or indirectly, (i) not more than one percent of the issued and outstanding common stock of a corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market that would otherwise constitute a Restricted Entity, or (ii) not more than five percent of the equity interests in any passive private investment fund that may be invested in a Restricted Entity. A “Restricted Entity” shall mean any other corporation, firm or business engaged in a consumer or professional cosmetics, fragrances, toiletries, skincare, beauty product and/or spa or salon business, or any other business that is competitive, in any geographical area, with any business of the Company or any of its affiliates. The “Restricted Period” shall mean the Advisory Period and: (A) in the event the Advisory Period is terminated pursuant to subsection (iv) of Section 1(f) of this Agreement, the one-year period following the date on which the Advisory Period so terminates, subject to the Company’s continuation of the Advisory Fees during such one-year period; (B) in the event the Company terminates the Advisory Period pursuant to subsections (ii) or (iii) of Section 1(f) of this Agreement, the remainder of the Complete Term, provided that the Company honors its obligations to Beattie under Section 1(f) of this Agreement; or (C) if the Advisory Period is terminated for any reason other than as provided in subsections (A) and (B) of this Section 5, the one-year period following the date on which the Advisory Period terminates (but not beyond the Complete Term). The restrictions set forth in this Section 5 are in addition to, and concurrent with, any non-competition or similar restrictions, agreements or covenants by which Beattie is otherwise bound.
6.    NON-SOLICITATION. Beattie hereby agrees that, during the Restricted Period, he will not, directly or indirectly, solicit, induce, influence, or attempt to solicit, induce or influence, any person then or previously employed by or providing services to the Company or its affiliates to terminate his or her employment or other service relationship with the Company or its affiliates, or otherwise interfere with any such employment by or association with the Company or its affiliates for the purpose of associating, as an employee

Exhibit 10.1

or otherwise, with any Restricted Entity (as defined in Section 6) or otherwise encourage any such employee or other service provider to leave his or her employment or service with the Company. Further, Beattie hereby agrees that he will not, at any time during the Restricted Period, directly or indirectly, solicit, induce, influence, or attempt to solicit, induce or influence, any customer, supplier, licensor and/or vendor of the Company or its affiliates to divert his, her or its business to any Restricted Entity or otherwise encourage such customer, supplier, licensor and/or vendor to terminate its business relationship with the Company or its affiliates or otherwise interfere with any business or contractual relationship of the Company or its affiliates that may exist from time to time, including but not limited to with any supplier, customer, licensor and/or vendor. The restrictions set forth in this Section 6 are in addition to, and concurrent with, any non-solicitation or similar restrictions, agreements or covenants by which Beattie is otherwise bound.
7.    NON-DISPARAGEMENT. Beattie agrees and acknowledges that he will not at any time make any statement (orally or in writing) or take any action which, in any way, disparages the Company or any of its affiliates. The Company agrees that it shall not, and shall instruct its officers and members of the Board not to, disparage, criticize or defame Beattie. Nothing in this Section 7 shall prohibit the Company, its affiliates, Beattie or any other person or entity from providing truthful and accurate facts where required by lawfully compelled testimony; provided that Beattie notifies the Company in advance of any such testimony by Beattie and cooperates with the Company’s reasonable efforts with respect to such testimony, to the fullest extent permitted by applicable law. This Section 7 will survive in perpetuity.
8.    BREACH OF AGREEMENT. Notwithstanding anything herein to the contrary, Beattie agrees that the Company may immediately cease further payment of the Advisory Services Pay and that Beattie will forfeit any further vesting in the RSU Grant, and the Company’s obligation to provide any additional consideration under this Agreement will be void, in the event Beattie commits a Restrictive Covenant Breach. Beattie agrees that if there is a Restrictive Covenant Breach, it will be difficult to measure the exact amount of damages. Beattie understands and agrees that a Restrictive Covenant Breach will constitute a material breach of this Agreement which will cause the Company to suffer immediate, substantial and irreparable injury, and which will be a sufficient basis for a court to award injunctive relief (without the necessity to post bond) and monetary damages to the Company without affecting the remainder of this Agreement.
9.    SECTION 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company or its affiliates be liable for any tax, interest or penalties that may be imposed on Beattie by Code Section 409A or any damages for failing to comply with Code Section 409A or otherwise. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the

Exhibit 10.1

amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Beattie incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if Beattie is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of Beattie’s separation from service, and if any portion of the payments or benefits to be received by Beattie upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to Beattie without Beattie incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Beattie’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Beattie’s separation from service or (ii) Beattie’s death. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Code Section 409A.
10.    GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of law provisions that would require application of the laws of a different jurisdiction, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the County of New York for all purposes. ALSO, AS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT, TO THE EXTENT ALLOWED BY LAW, THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE CONSULTING RELATIONSHIP, OR ACTIONS OR INACTIONS OF ANY PARTY HERETO. If any action shall be brought to enforce or interpret any of the terms or conditions of this Agreement, the party that substantially prevails shall be entitled to its or his reasonable attorneys’ fees and costs.
11.    ENTIRE AGREEMENT. Except as explicitly set forth in this Agreement, the RSU Agreement and the Separation Agreement, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including, but not limited to, any emails or term sheets. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. In entering into, performing and enforcing this Agreement, each of Beattie and the Company disclaim any reliance whatsoever on any representations, warranties, promises, understandings or arrangements that are not expressly set forth, or referred to, in this Agreement. The failure

Exhibit 10.1

of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
12.    ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their successors and permitted assignees. This Agreement, and Beattie’s rights and obligations hereunder, may not be assigned by the parties, nor may the parties pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
13.    SEVERABILITY. Any provision of this Agreement that is held to be invalid or unenforceable under any applicable law or regulation shall, to the extent of any such invalidity or unenforceability, be deemed by the parties (a) to be modified to the extent necessary to cure such invalidity or unenforceability and to carry out so far as possible the intention manifested by the provision in question or (b) if necessary, to be omitted from this Agreement, but such invalidity or unenforceability, and such resulting modification or omission, shall not invalidate or render unenforceable the remaining provisions of this Agreement.
14.    CONSTRUCTION OF AGREEMENT. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its drafting. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party. The parties further agree that the recitals set forth in the beginning of this Agreement shall constitute substantive terms of this Agreement.
15.    INDEPENDENT CONTRACTOR. Beattie warrants that, during the Advisory Period, Beattie will at all times be and remain an independent contractor, and will not be considered the agent, partner, principal or employee of the Company or any of its affiliates. Beattie will be free to exercise his own judgment as to the manner and method of providing the Advisory Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Beattie acknowledges and agrees that, during Advisory Period, he will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any workers’ compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). Beattie acknowledges and agrees that, as an independent contractor, he will be required to pay (and that the Company will not withhold or remit) any applicable taxes on the fees paid to him by the Company, and to provide workers’ compensation insurance and any

Exhibit 10.1

other coverage required by law. Beattie will at all times indemnify, hold harmless and defend the Company for all liabilities, losses, damages, costs (including, without limitation, legal costs and other professional fees on an indemnity basis) and expenses of whatsoever nature incurred or suffered by the Company or any of its affiliates arising from Beattie’s performance of or breach of Beattie’s obligations or warranties under this Agreement. Beattie hereby acknowledges that he will have no recourse against the Company (or any of its directors, officers, personnel, representatives, agents, successors or affiliates) for any such liability, loss, damage, cost or expense.
16.    WORK PRODUCT.
(a) Beattie acknowledges that any and all records, files, notes and working papers relating to the Advisory Services and all trademarks, artwork, logos, graphics, video, text, data and other materials and information supplied by the Company to Beattie in connection with this Agreement, shall remain the sole and exclusive property of the Company to be used only in connection with the Advisory Services.
(b)    All work product, including, without limitation, all records, files, notes and working papers, inventions, ideas, know how, data, designs, artwork, text, sketches, drawings, notebook and labbook entries, works and improvements of any kind whatsoever, whether of a technical, artistic or economic nature or otherwise, made or conceived by Beattie, either solely or jointly with others (including, without limitation, with the Company or its affiliates), which result from the Advisory Services (collectively, the “Work Product”) shall be the sole property of the Company and its designees. Beattie hereby agrees to promptly: (i) communicate and to assign to the Company or its designees all such Work Product, (ii) execute and deliver all papers, instruments and assignments requested by the Company or its designees, (iii) perform any other reasonable act that the Company or its designees may require to vest in the Company or its designees all right, title and interest in and to all patents, copyrights, trademarks and other rights in and to the Work Product in any and all countries, and (iv) communicate, cooperate and provide all relevant information required by any attorney of the Company or its affiliates or any of their designees for the preparation of any patent, trademark, domain name, copyright and/or other similar filing. All Work Product and other material developed or acquired by Beattie, whether solely or jointly with others, in the course of performing the Advisory Services, as well as all information and material furnished to Beattie by the Company, whether or not patented, copyrighted or trademarked, shall remain the property of the Company and its affiliates and shall be held by Beattie as their custodian in strict confidence in accordance with the confidentiality provisions of this Agreement and as a trade secret which is the property of the Company or its affiliates.
17.    COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

Exhibit 10.1

18.

Exhibit 10.1

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth below.
11/2/2016    /s/ E. Scott Beattie
Date    Name
REVLON CONSUMER PRODUCTS CORPORATION
11/3/2016    By /s/ Michael T. Sheehan
Date
Senior Vice President, Deputy General Counsel and Secretary

REVLON, INC.
11/3/2016    By /s/ Michael T. Sheehan
Date
Senior Vice President, Deputy General Counsel and Secretary

Exhibit 10.1